EXPENSE LIMITATION AGREEMENT

                              Guerite Advisors LLC
                      100 Executive Center Drive, Suite 120
                        Greenville, South Carolina 29615


                                                          December __, 2006

GUERITE FUNDS
225 Pictoria Drive, Suite 450
Cincinnati, Ohio  45246

Dear Sirs:

     Guerite Advisors LLC confirms our agreement with you as follows:

     1. You are an open-end management investment company registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. You propose to engage in the business of investing and reinvesting the assets of each of your funds in accordance with applicable limitations. Pursuant to an Investment Advisory Agreement dated as of December __, 2006 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of such assets of your Guerite Absolute Return Fund (the "Fund").

     2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate ordinary operating expenses incurred by the Fund, including but not limited to the fees ("Advisory Fees") payable to us under the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, until December 31, 2009, beginning with the Fund's public offering (subject to Section 4), such expenses shall not exceed a percentage (the "Percentage Expense Limitation") of the average daily net assets of the Fund equal to 1.95% on an annualized basis. Ordinary operating expenses includes all Fund expenses except brokerage, taxes, borrowing costs (such as interest and dividend expenses on securities sold short) and extraordinary expenses. To determine our liability for the

Fund's expenses in excess of the Percentage Expense Limitation, the amount of allowable fiscal-year-to-date expenses shall be computed daily by prorating the Percentage Expense Limitation based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter (the "Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the Fund recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable
Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding Limit, these amounts shall be paid to us by you subject to the following conditions: (1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

     3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period.

     4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to the Fund. This Agreement will terminate automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration of this Agreement, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

     5. This Agreement shall be construed in accordance with the laws of the State of Ohio, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

     If the foregoing is in accordance with your understanding, will you kindly so indicate by signing and returning to us the enclosed copy hereof.



                                     Very truly yours,


                                     GUERITE ADVISORS LLC


                                     By:
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                                     Its:
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Agreed to and accepted as of
the date first set forth above.


GUERITE FUNDS


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